Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonnet BioTherapeutics Holdings, Inc.:

We consent to the use of our report dated December 17, 2020, with respect to the consolidated balance sheets of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries as of September 30, 2020 and 2019, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated December 17, 2020 contains an explanatory paragraph that states that Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional funding to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 16, 2021